Exhibit 10.16

Samir Gharib

April 8, 2020

Re: Employment Terms

Dear Samir,

Spruce Biosciences, Inc., a Delaware corporation (the “Company”), is pleased to offer you full-time employment in the regular exempt position of Chief Financial Officer effective as of May 1, 2020 (the “Commencement Date”), in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by your supervisor. You will report to Richard King, the CEO, or such other individual as the Company may designate. Your position will be headquartered in our offices located in San Francisco, California, or such other location as the Company may designate, except for such travel as may be necessary to fulfill your responsibilities. In the course of your employment with the Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations.

You will be paid a base salary at the annual rate of $330,000 subject to required tax withholding and other authorized deductions). Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time.

In addition to your base salary, you may be eligible to earn an annual cash performance bonus, at the. discretion of the Board of Directors, based on the attainment of corporate performance metrics and/or individual performance objectives, in each case established and evaluated by the Company in its sole discretion. Your target annual bonus shall be 30% of your base salary, but the actual amount of your annual bonus may be more or less (and may equal zero), depending on the attainment of applicable performance criteria and Company achievements. Such annual bonus shall be paid within three months following the year to which the annual bonus relates and will be contingent upon your continued employment through the applicable payment date. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

In connection with entering into this offer letter, following the commencement of your employment with the Company, the Company will recommend to the Board of Directors of the Company (the “Board”) that it grant you an option to purchase 775,000 shares of the Company’s common stock (the “Stock Option”) at a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant. Subject to your continued employment with the Company through the applicable vesting date, 25% of the shares underlying the Stock Option will vest on the first anniversary of the date you commence employment with the Company and 1/48th of the total number of shares initially underlying the Stock Option will vest on each monthly anniversary thereafter. The Stock Option will otherwise be subject to the terms and conditions of the Company’s 2016 Equity Incentive Plan (as amended, the “Plan”) and a stock option agreement to be entered into between you and the Company (the “Stock Option Agreement”).

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its regular full-time employees, including group health plans, life and disability insurances, and a 401k Plan. In addition, during your employment, you will be eligible for other standard benefits, such as paid time off and holidays to the extent applicable generally to other similarly situated employees of the Company. The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please discuss that with your supervisor in advance of accepting another position.

As a condition of employment, you will be required to (1) sign and comply with a Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit B, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, (2) sign and return a satisfactory 1-9 Immigration form attached hereto as Exhibit C and provide sufficient documentation establishing your employment eligibility in the United States of America (enclosed is a list of acceptable INS Form 1-9 documentation), and (3) provide satisfactory proof of your identity as required by United States law. This offer, and any employment pursuant to this offer, is also conditioned upon your consent to, and results satisfactory to the Company of reference and background checks. Until you have been informed in writing by Company that such checks have been completed and the results found satisfactory, you may wish to defer reliance on this offer. By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any of the above, your employment with the Company is “at will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and the Chief Executive Officer of the Company.

If you accept this offer, this letter and the Proprietary Information and Invention Assignment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Proprietary Information and Invention Assignment Agreement or contrary to those contained in this letter or the Proprietary Information and Inventions Assignment Agreement, that may have been made to you are expressly cancelled and superseded by this offer. This offer letter shall be interpreted and construed in accordance with California law without regard to any conflicts of laws principles. The at-will nature of your employment may not be changed, except in a subsequent letter or written agreement, signed by you and the Chief Executive Officer of the Company.

(signature page follows)

Please sign and date this letter and the Proprietary Information and Invention Assignment Agreement, and return it to me by April 24, 2020 if you wish to accept employment at the Company under the terms described above, after which time this offer of employment will expire. If you accept our offer, we would like you to commence your employment with us as soon as practicable.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Richard King

Richard King

Spruce Biosciences, Inc.

Accept by:

/s/ Samir Gharib
[signature]

Samir Gharib
[name]

April 23, 2020
Date

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